Exhibit 99.1

Montpelier Re Reports Third Quarter Financial Results

•                  Fully converted tangible book value per common share of $26.61, a 5.3% increase for the quarter and 18.6% for the year to date,

•                  Operating EPS of $0.85, highlighted by a 73% combined ratio.

HAMILTON, Bermuda, October 31, 2012 - Montpelier Re Holdings Ltd. (NYSE: MRH), (“Montpelier” or the “Company”), a leading provider of short-tail reinsurance and other specialty lines, today reported financial results for the third quarter ended September 30, 2012.

Fully converted tangible book value per common share was $26.61, an increase of 5.3% for the quarter and 18.6% year-to-date, including common share dividends declared during the periods.

Operating income for the quarter was $0.85 per common share ($49 million) and net income was $1.25 per common share ($72 million), each expressed after preferred share dividends. The net impact of realized and unrealized gains from investments and foreign exchange, which is included in net income, was $23 million for the quarter.

Net premiums written decreased by 17% in the quarter, but were down 6% when adjusting for reinstatement premiums ($2 million) and the sale of MUSIC ($11 million). Net premiums earned decreased by 2% in the quarter, but were up 5% when adjusting for reinstatement premiums ($2 million) and the sale of MUSIC ($7 million).

The loss ratio for the quarter was 37%, which includes a $16 million loss estimate for a number of smaller catastrophe events in the quarter, including crop losses resulting from the severe drought in the United States, offset by $16 million of favorable prior year loss reserve movements.  The combined ratio was 73% for the quarter.

Net investment income was $16 million, and the total return on the investment portfolio was $47 million or 1.6% for the quarter.

Christopher Harris, President and Chief Executive Officer, said, “I am pleased with our year-to-date operating performance. We have generated 18.6% growth in fully converted book value per share, and both our Bermuda and Lloyd’s underwriting platforms have delivered strong profitability. Our successful $300 million senior debt refinancing earlier this month further increases our capital flexibility and positions us well as we head into the 2013 renewal season.”

During the third quarter the Company repurchased 1,041,850 common shares at an average price of $21.11 per share ($22 million). Year-to-date, the Company has repurchased 5,391,589 shares at an average price of $19.97 per share ($108 million).

As of September 30, 2012, shareholders’ equity was $1.7 billion and total capital was $2.0 billion. On October 5, 2012 the Company issued $300 million of 10-year senior notes with a 4.7% coupon. The proceeds from this issuance will be used to redeem, on November 5, 2012, our outstanding $228 million 6.125% senior notes due in 2013, with the balance being used for general corporate purposes.

Please refer to Montpelier’s September 30, 2012 Financial Supplement for more detailed financial information, which is posted on the Company’s website at www.montpelierre.bm.

Montpelier, through its operating subsidiaries, is a premier provider of global property and casualty reinsurance and insurance products. Additional information can be found in Montpelier’s public filings with the Securities and Exchange Commission.

Earnings Conference Call:

The Company will conduct a conference call, including a question and answer session, on Thursday, November 1, 2012 at 8:00 a.m. Eastern Time.

The presentation will be available via a live audio webcast accessible on the Company’s website at www.montpelierre.bm or by dialing 1-877-317-6789 (US toll free), 1-412-317-6789 (international) or 1-866-605-3852 (Canada toll free). A telephone replay of the conference call will be available through December 1, 2012 by dialing 1-877-344-7529 (toll-free) or 1-412-317-0088 (international) and entering the passcode 10018274.

Contacts:

Montpelier Re Holdings Ltd.

Investors:
William Pollett, 441-299-7576
SVP, Chief Corporate Development and Strategy Officer and Treasurer

Media:
Jeannine Menzies, 441-299-7570
Corporate Affairs Manager

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the United States federal securities laws, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that are not historical facts, including statements about our beliefs and expectations. These statements are based upon current plans, estimates and projections. Forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and various risk factors, many of which are outside the Company’s control. See “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the Securities and Exchange Commission, for specific important factors that could cause actual results to differ materially from those contained in forward- looking statements. In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar meaning generally involve forward-looking statements.

Important events and uncertainties that could cause our actual results, future dividends on, or repurchases of, our common shares or preferred shares to differ include, but are not necessarily limited to: market conditions affecting the prices of our common shares or preferred shares; the possibility of severe or unanticipated losses from natural or man-made catastrophes, including those that may result from changes in climate conditions, including, but not limited to, global temperatures and expected sea levels; the effectiveness of our loss limitation methods; our dependence on principal employees; our ability to execute the business plans of the Company and its subsidiaries effectively; the cyclical nature of the insurance and reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty insurance and reinsurance lines of business and in specific areas of the casualty reinsurance market and our ability to capitalize on those opportunities; the sensitivity of our business to financial strength ratings established by independent rating agencies; the inherent uncertainty of our risk management process, which is subject to, among other things, industry loss estimates and estimates generated by modeling techniques; the accuracy of written premium estimates reported by cedants and brokers on pro-rata contracts and certain excess-of-loss contracts where a deposit or minimum premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic and financial market conditions; changes in and the impact of governmental legislation or regulation, including changes in tax laws in the jurisdictions where we conduct business; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in our industry; declining demand due to increased retentions by cedants and other factors; the impact of terrorist activities on the economy; rating agency policies and practices; unexpected developments concerning the small number of insurance and reinsurance brokers upon whom we rely for a large portion of revenues; our dependence as a holding company upon dividends or distributions from our operating subsidiaries; and the impact of foreign currency fluctuations.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

(in millions of U.S. dollars, except share and per share amounts)

unaudited

	September 30,		December 31,
	2012		2011
Assets

Fixed maturity investments, at fair value	$2,697.6		$2,390.2
Equity securities, at fair value	40.9		96.1
Other investments	102.2		102.4
Cash and cash equivalents	414.3		340.3
Restricted cash	100.8		128.4

Total Investments and Cash	3,355.8		3,057.4

Reinsurance recoverable on unpaid losses	80.2		77.7
Reinsurance recoverable on paid losses	5.3		7.7
Insurance and reinsurance premiums receivable	287.9		213.4
Unearned reinsurance premiums ceded	47.6		22.0
Deferred insurance and reinsurance acquisition costs	54.2		50.9
Accrued investment income	15.7		16.2
Unsettled sales of investments	181.4		33.9
Other assets	21.4		20.3

Total Assets	$4,049.5		$3,499.5

Liabilities

Loss and loss adjustment expense reserves	$1,039.4		$1,077.1
Debt	327.9		327.8
Unearned insurance and reinsurance premiums	368.2		265.9
Insurance and reinsurance balances payable	68.9		44.0
Liability for investment securities sold short	153.4		136.3
Unsettled purchases of investments	375.5		69.9
Accounts payable, accrued expenses and other liabilities	42.2		29.2

Total Liabilities	2,375.5		1,950.2

Shareholders’ Equity

Non-cumulative preferred shares	150.0		150.0
Common shares and additional paid-in capital	1,075.2		1,165.7
Common shares held in treasury, at cost	(30.2)		(22.0)
Retained earnings	482.6		259.7
Accumulated other comprehensive loss	(3.6)		(4.1)

Total Shareholders’ Equity	1,674.0		1,549.3

Total Liabilities and Shareholders’ Equity	$4,049.5		$3,499.5

Common and common equivalent shares outstanding:

Common shares outstanding (000s)	55,523	sh	60,864	sh
Common and common equivalent shares outstanding (000s)	57,264		61,625

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in millions of U.S. dollars, except per share amounts)

unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Underwriting revenues

Gross insurance and reinsurance premiums written	$127.7	$162.5	$640.9	$633.8
Ceded reinsurance premiums	(26.2)	(40.9)	(108.6)	(91.4)
Net insurance and reinsurance premiums written	$101.5	$121.6	$532.3	$542.4

Gross insurance and reinsurance premiums earned	$183.1	$187.2	$543.3	$541.9
Earned reinsurance premiums ceded	(30.1)	(31.3)	(83.4)	(67.5)
Net insurance and reinsurance premiums earned	153.0	155.9	459.9	474.4

Underwriting expenses

Loss and loss adjustment expenses - current year	(73.0)	(156.7)	(219.6)	(562.8)
Loss and loss adjustment expenses - prior year	15.7	18.0	61.1	71.3
Insurance and reinsurance acquisition costs	(23.5)	(26.7)	(71.9)	(77.7)
Operating expenses	(18.9)	(21.2)	(59.8)	(66.2)
Incentive compensation expenses	(11.6)	(2.8)	(27.4)	(7.3)

Underwriting income (loss)	41.7	(33.5)	142.3	(168.3)

Net investment income	15.5	17.0	50.3	51.6
Other revenue	0.1	0.2	0.8	0.3
Net realized and unrealized investment gains (losses)	33.2	(31.3)	78.9	(5.3)
Net foreign exchange losses	(10.8)	(4.1)	(10.5)	(3.8)
Net income (loss) from derivative instruments	0.7	(6.3)	4.3	(3.0)
Interest and other financing expenses	(4.7)	(4.9)	(14.5)	(15.7)
Income tax benefit (provision)	(0.7)	—	(0.7)	0.6

Net income (loss)	75.0	(62.9)	250.9	(143.6)

Dividends declared on non-cumulative preferred shares	(3.3)	(3.3)	(10.0)	(5.7)

Net income (loss) available to common shareholders	$71.7	$(66.2)	$240.9	$(149.3)

Net income (loss)	$75.0	$(62.9)	$250.9	$(143.6)

Net change in foreign currency translation	1.7	0.6	0.5	2.0

Comprehensive income (loss)	$76.7	$(62.3)	$251.4	$(141.6)

Net income (loss) available to common shareholders per share	$1.25	$(1.07)	$4.08	$(2.41)

Insurance ratios:

Loss and loss adjustment expense ratio:
Current year	47.6%	100.5%	47.7%	118.6%
Prior year	-10.2%	-11.5%	-13.3%	-15.0%
Loss and loss adjustment expense ratio	37.4%	89.0%	34.4%	103.6%
Acquisition costs ratio	15.4%	17.1%	15.6%	16.4%
Operating expense ratio	12.3%	13.6%	13.0%	14.0%
Incentive compensation expense ratio	7.6%	1.8%	6.0%	1.5%
Combined ratio	72.7%	121.5%	69.0%	135.5%

MONTPELIER RE HOLDINGS LTD.

RECONCILIATION OF NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS

TO OPERATING INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS (1)

(in millions of U.S. dollars)

unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Net income (loss) available to common shareholders	$71.7	$(66.2)	$240.9	$(149.3)

Add (subtract):
Net realized investment gains	(14.9)	(13.3)	(50.5)	(25.5)
Net unrealized investment losses (gains)	(18.3)	44.6	(28.4)	30.8
Net losses (gains) from investment-related derivative instruments (2)	2.1	5.8	(0.4)	6.3
Net foreign exchange losses (gains)	10.8	4.1	10.5	3.8
Net losses (gains) from foreign exchange-related derivative instruments (2)	(2.9)	0.1	(4.3)	(4.3)

Operating income (loss) available to common shareholders	$48.5	$(24.9)	$167.8	$(138.2)

Operating income (loss) available to common shareholders per share	$0.85	$(0.40)	$2.84	$(2.23)

MONTPELIER RE HOLDINGS LTD.

BOOK VALUE PER COMMON SHARE (1)

unaudited

	Sept. 30,	June 30,		Dec. 31,		Sept. 30,
	2012	2012		2011		2011
Book value per share numerators (in millions of U.S. dollars):

Shareholders’ equity	$1,674.0	$1,624.7		$1,549.3		$1,550.4

less: Non-cumulative preferred shares	(150.0)	(150.0)		(150.0)		(150.0)

[A] Book value per common share numerator (common shareholders’ equity)	1,524.0	1,474.7		1,399.3		1,400.4

Intangible asset (3)	—	—		—		(4.8)

[B] Fully converted tangible book value per common share numerator	$1,524.0	$1,474.7		$1,399.3		$1,395.6

Book value per share denominators (in thousands of common shares):

[C] Common shares outstanding	55,523	56,562	sh	60,864	sh	61,585	sh

Restricted share units outstanding	1,741	1,588		761		1,336

[D] Fully converted book value per common share denominator	57,264	58,150	sh	61,625	sh	62,921	sh

Book value per common share [A] / [C]	$27.45	$26.07		$22.99		$22.74
Fully converted book value per common share [A] / [D]	26.61	25.36		22.71		22.26
Fully converted tangible book value per common share [B] / [D]	26.61	25.36		22.71		22.18

Change in fully converted tangible book value per common share: (4)

From June 30, 2012	5.3%
From December 31, 2011	18.6%
From September 30, 2011	22.0%

(1)         These measures constitute “non-GAAP financial measures” as defined in Regulation G and as further described herein.

(2)         Represents the portion of our net income or expense from derivative instruments that constitute investment and foreign exchange gains and losses.

(3)         Represents the value of excess and surplus lines licenses and authorizations we acquired in 2007. We realized the full value of this asset in connection with our December 2011 sale of Montpelier U.S. Insurance Company

(4)         Computed as the change in fully converted tangible book value per common share after taking into account common dividends declared of $0.105, $0.315 and $0.42 during the three, nine and twelve month periods ended September 30, 2012, respectively.